[LETTERHEAD]

April 13, 2000

BroadVision, Inc.
585 Broadway
Redwood City, California  94063

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed pursuant to Rule 462(b) (the "Rule 462(b) Filing") under the Securities Act of 1933, as amended, which incorporates by reference the Form S-4 Registration Statement (File No. 333-31756) (the "Initial Registration Statement" and, together with the Rule 462(b) Filing, the "Registration Statements") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 26, 2000, (the "Reorganization Agreement") by and among BroadVision, Inc., a Delaware corporation ("Parent"), Infiniti Acquisition Sub, Inc., a Massachusetts corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Interleaf, Inc., a Massachusetts corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

       (a)    the Reorganization Agreement;

       (b)    the Registration Statements;

       (c) those certain tax representation letters dated April 13, 2000, and delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

       (d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

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       (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

       (b) All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

       (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

       (d) The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

       (e) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the discussion contained in the Initial Registration Statement entitled "Certain United States Federal Income Tax Considerations," which discussion is incorporated by reference in the Rule 462(b) Filing, although it does not purport to summarize all possible United States federal income tax consequences applicable to the Merger, does constitute, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of Company common stock who participates in the Merger.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of

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investors subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who are subject to the alternative minimum tax provisions of the Code, persons who acquired their shares of Company capital stock pursuant to the exercise of an employee option (or otherwise as compensation), persons whose shares of Company capital stock are qualified small business stock for purposes of Section 1202 of the Code, or persons who acquired Company capital stock as part of an integrated investment, such as a "hedge," "straddle," or other risk reduction transaction, composed of Company capital stock and one or more other positions).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Rule 462(b) Filing. It is intended for the benefit of Parent and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

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We consent to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" in the Proxy Statement included in the Initial Registration Statement, which is incorporated by reference in the Rule 462(b) Filing, and to the reproduction and filing of this opinion as an exhibit to the Rule 462(b) Filing.

Sincerely,

COOLEY GODWARD LLP

/s/ Webb B. Morrow III

WBM:ls